Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2020

Ocala, FL…March 12, 2020—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended February 1, 2020. Sales for the first quarter of 2020 were $9,443,852 as compared to $11,039,774 recorded in the first quarter of 2019. Income from operations for the first quarter of 2020 was $1,633,705 versus $1,771,831 in the same period a year ago. Net income after taxes was $1,400,141 as compared to $1,535,806 for the same period last year. Diluted earnings per share for the first quarter of 2020 were $0.38 per share compared to $0.40 per share last year.

Nobility’s financial position during the first quarter 2020 remains very strong with cash and cash equivalents, certificates of deposit and short term investments of $29,967,956 and no outstanding debt. Working capital is $38,334,114 and our ratio of current assets to current liabilities is 7.8:1. Stockholders’ equity is $50,457,170 and the book value per share of common stock increased to $13.83.

The Board of Directors declared a one-time cash dividend of $1.00 per common share for fiscal year 2019. The cash dividend is payable on March 27, 2020 to stockholders of record as of March 13, 2020. Nobility Homes has distributed one-time cash dividends of $1.00 and $.20 in fiscal years ending 2018 and 2017, respectively.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida continues to be good. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2019 through January 2020 were down approximately 12% from the same period last year. Constrained consumer credit and the lack of lenders in our industry, partly as a result of an increase in government regulations, still affects our results by limiting many affordable manufactured housing buyers from purchasing homes. However, legislation may help improve this situation in the future.

Maintaining our strong financial position is vital for future growth and success. Because of very challenging business conditions during economic recessions in our market area, management will continue to evaluate all expenses and react in a manner consistent with maintaining our strong financial position, while exploring opportunities to expand our distribution and manufacturing operations.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

On June 5, 2019 the Company celebrated its 52nd anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential negative impact on our business caused by the coronavirus or other health pandemic, competitive pricing pressures at both the wholesale and retail levels, increasing material costs or availability of materials due to potential supply chain interruptions, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	February 1, 2020	November 2, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,286,564	$22,533,965
Certificates of Deposit	10,170,819	10,153,575
Short-term investments	510,573	521,283
Accounts receivable—trade	1,834,486	1,351,838
Note receivable	78,432	83,231
Mortgage notes receivable	18,323	17,896
Inventories	10,651,669	10,616,778
Pre-owned homes, net	240,178	331,103
Prepaid expenses and other current assets	1,215,313	1,217,762

Total current assets	44,006,357	46,827,431
Property, plant and equipment, net	5,198,840	5,005,644
Pre-owned homes, net	1,170,048	808,128
Note receivable, less current portion	32,316	43,769
Mortgage notes receivable, less current portion	231,025	232,148
Other investments	1,669,145	1,649,273
Deferred income taxes	53,528	80,405
Operating lease right of use asset	740,505	—
Cash surrender value of life insurance	3,665,974	3,617,974
Other assets	156,287	156,287

Total assets	$56,924,025	$58,421,059

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$572,805	$1,111,216
Accrued compensation	456,862	748,626
Accrued expenses and other current liabilities	1,725,044	2,055,952
Income taxes payable	407,918	2,016,132
Operating lease	16,269	—
Customer deposits	2,493,345	3,022,818

Total current liabilities	5,672,243	8,954,744
Operating lease, less current portion	794,612	—

Total liabilities	6,466,855	8,954,744

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,649,670 and 3,664,070 outstanding, respectively	536,491	536,491
Additional paid in capital	10,688,568	10,687,662
Retained earnings	57,023,463	55,298,750
Accumulated other comprehensive income	—	389,164
Less treasury stock at cost, 1,715,237 shares in 2020 and 1,700,837 shares in 2019	(17,791,352)	(17,445,752)

Total stockholders’ equity	50,457,170	49,466,315

Total liabilities and stockholders’ equity	$56,924,025	$58,421,059

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended
	February 1, 2020	February 2, 2019
Net sales	$9,443,852	$11,039,774
Cost of sales	(6,554,003)	(8,070,771)

Gross profit	2,889,849	2,969,003
Selling, general and administrative expenses	(1,256,144)	(1,197,172)

Operating income	1,633,705	1,771,831

Other income:
Interest income	101,883	152,443
Undistributed earnings in joint venture— Majestic 21	19,872	19,524
Proceeds received under escrow arrangement	83,109	104,488
Miscellaneous	7,152	8,918

Total other income	212,016	285,373

Income before provision for income taxes	1,845,721	2,057,204
Income tax expense	(445,580)	(521,398)

Net income	1,400,141	1,535,806
Other comprehensive loss
Unrealized investment loss, net of tax effect	—	(16,540)

Comprehensive income	$1,400,141	$1,519,266

Weighted average number of shares outstanding:
Basic	3,659,241	3,873,864
Diluted	3,660,638	3,876,085
Net income per share:
Basic	$0.38	$0.40
Diluted	$0.38	$0.40